Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 10.8

Services Agreement

This services agreement, hereafter referred to as the “Agreement”, is entered into on 11th OCT. 2016 (the “Effective Date”) by and between

FREELINE THERAPEUTICS LIMITED, a company incorporated in England (Company No. 09500073) with registered office address at 215 Euston Road, London NW12BE, United Kingdom hereafter referred to as “FREELINE THERAPEUTICS” or “CUSTOMER”,

and

HENOGEN SA (a subsidiary of the NOVASEP group), a Belgian corporation having its registered address at 12 rue des Professeurs Jeener et Brachet, B-6041 Gosselies, BELGIUM,

hereafter referred as “NOVASEP”.

CUSTOMER and NOVASEP will be hereafter be referred to separately as a “Party” and jointly as the “Parties”.

WHEREAS:

(i)    FREELINE THERAPEUTICS wishes to engage NOVASEP to conduct Work on the development and production of clinical trial supplies of therapeutic products owned by FREELINE THERAPEUTICS using an rAAV vector (each, as applicable, a “Product”);

(ii)    NOVASEP provides contract manufacturing services including process development, process scale-up, validation, production, quality assurance, regulatory support, analytical development and quality control analysis to pharmaceutical and biotechnology companies including in cell culture, fermentation, synthesis, purification and fill & finish processes;

(iii)    NOVASEP has the professional skills and knowledge to, and is willing to, perform the Works detailed in each Work Plan on the terms and conditions set forth herein and in exchange for which the CUSTOMER agrees to pay NOVASEP the Price as set out in the relevant Work Plan in respect of the Work; and

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(iv)    The Parties are willing to explore (but without obligation or commitment of either Party) the feasibility of entering into a more substantial and long lasting agreement in relation with the Product(s) for the potential commercial production of the Product(s) including without limitation the Parties’ respective investment in a facility for such potential future commercial production.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

NOW THEREFORE, in consideration of the premises and of the mutual promises and covenants herein contained, the adequacy of which is acknowledged by each of the Parties, the Parties hereto agree as follows:

Part 1: Definitions

In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

“Affiliates” means any company, corporation; firm, partnership or other entity which is directly or indirectly controlled by, or under the same control of any of the Parties, where control means the power, direct or indirect, to direct or cause the direction of the management and policies of such entity, whether by contract, through the by-laws of the aforementioned entitles or otherwise;

“Agreement” means the present Agreement and all its Appendix(es) including all Work Plans and Quality Agreements agreed between the Parties during the Term and any amendments to any of the foregoing made in accordance with this Agreement;

“Batch” means the total quantity of Product obtained from one manufacturing run using the process at a specified scale, the purification of the Product, and the analytical activities as further described in the applicable Work Plan;

“Batch Records” means all of the documentation associated with the production and testing of a given Batch, including without limitation production records (including-the master production record). Raw Materials certificates of release, sampling documentation, out of specification and deviation reports, test results, investigative and corrective action reports. all applicable manufacturing process data (including any pertinent output from instrumentation), facility cGMP compliance verifications for the duration of the Batch’s production (including without limitation for Water For Injections (WFI) production system, Heating and Ventilation Air Conditioning (“HVAC”) system and clean room classification attainment at the time that the Batches are produced), the Certificate of Analysis, the Certificate of Compliance and any additional quality review and approval documentation, If applicable. To the extent such documentation has been disclosed by CUSTOMER to NOVASEP, or includes CUSTOMER Background Data, CUSTOMER Pre-Existing IPR, or constitutes CUSTOMER Foreground IPR, or has been developed specifically in relation to a Product, It shall be deemed to be CUSTOMER’s Confidential Information disclosed to NOVASEP pursuant to this Agreement. Otherwise such documentation (other than where It relates to Jointly Owned Foreground IPR) shall be deemed to be the Confidential information of the Party developing or generating the same. To the extent that such documentation relates to Jointly Owned Foreground IPR, it shall be deemed to be the Confidential Information of both Parties jointly In respect of which each Party shall be considered a Receiving Party and shall act in accordance with the confidentiality obligations on a Receiving Party as set out in this Agreement;

“Certificate of Analysis” means a certificate of analysis listing in relation to each Batch the tests performed by NOVASEP or a sub-contractor of NOVASEP (as permitted under this Agreement and agreed between the Parties), the Specification and the test results and confirming that the Product meets the Specification and such other criteria as identified on the certificate of analysis;

“cGMP” means current Good Manufacturing Practices as promulgated in ICH Q7A (Guideline on Good Manufacturing Practice for Active Pharmaceutical Ingredients) as relevant to each stage of Product development and/or manufacture; EU and US GMP requirements as defined In Eudralex Vol 4 and In EC Directives 2003/94/EC and 2005/28/EC, and in 21 CFR Parts 210, 211, 600 and 610 and Part 11 for activities directly related to final Drug Product manufacture and control as any of the foregoing may be amended from time to time; and anything which replaces or supersedes the same from time to time;

“cGMP Batch” means a Batch which is manufactured, or is stipulated in a Work Plan to be manufactured, according to cGMP;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“cGMP Product” means a Product manufactured (or to be manufactured, as the context requires) under cGMP conditions;

“Competitor” means any pharmaceutical or biotechnology company with (i) an active Adeno-associated virus based programme of research or clinical development, or (ii) one or more products, whether in development or available on the market, which compete with those of CUSTOMER as may be the case from time to time during the Term;

“Confidential information” means any and all commercial and technical information, and whether patented or unpatented, including but not limited to documents, strategies, methods, procedures, know-how, trade secrets, pre-clinical and clinical test-data, or technical or marketing information regardless of method of storage, and copies thereof, disclosed by or on behalf of one Party (“the Disclosing Party”) to the other Party (“the Receiving Party”) pursuant to this Agreement. The Product and (save to the extent containing Confidential information of NOVASEP) Work Plans shall be deemed the Confidential information of CUSTOMER;

“Customer Background Data” means all data, CUSTOMER’s Confidential Information, methods, substances, samples and Materials provided to NOVASEP by or on behalf of CUSTOMER pursuant to this Agreement;

“Delivered”/“Delivery” has the meaning given in Section 3.3 of this Agreement;

“Drug Product” means the formulated Drug Substance in association with none, one or more other ingredients sterile filtered and aseptically filled into vials suitable for use as a medicinal product;

“Drug Substance” means the active component in solution in bulk form in a suitable container for frozen storage;

“Effective Date” means the date mentioned on top of the first page of this Agreement;

“Equipment” means those pieces of equipment described in a Work Plan and required or used by NOVASEP to produce the Product, including, without limitation, the related documentation regarding the design, validation, operation, calibration and maintenance of such equipment. Components of the Equipment shall also be deemed Equipment. “Customer Equipment” and “Novasep Equipment” shall be as defined in Section 2.4 of this Agreement;

“Facility” shall mean NOVASEP’s development and manufacturing facility(ies) where the Work will be carried out, as agreed between the Parties and set out in the relevant Work Plan;

“Field” means any and all uses of Adeno-associated virus constructs;

“Force Majeure” has the meaning given in Section 14 of this Agreement;

“Foreground IPR” means the Novasep Foreground IPR, the CUSTOMER Foreground IPR and/or the Jointly Owned Foreground IPR as the case may be;

“Good Industry Practice” means the degree of skill, care prudence, knowledge and foresight which would reasonably and ordinarily be expected of a skilled, professional, competent and experienced contract manufacturing organisation engaged in the development of manufacturing processes for, and the cGMP manufacture of products at a similar or equivalent stage of development or approval to the Product;

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Intellectual Property Rights” means all Intellectual property rights, including (without limitation) patents, rights in patents, supplementary protection certificates, petty patents, utility models, trade marks, database rights, rights in designs, copyrights (whether or not any of these are registered or capable of being registered) and including all applications and the right to apply for registered protection of the foregoing and all inventions, trade secrets, know how, techniques, rights in Confidential Information and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the World, in each case for their full term and together with any renewals or extensions;

“Master Production Record” means the document, proposed by NOVASEP and subsequently approved in writing by CUSTOMER and which specifies the Raw Materials with their quantities and the packaging materials, together with a detailed description of the procedures and precautions required to produce a specified quantity of an intermediate, bulk or finished product as well as the processing instructions, including the in-process controls;

“Materials” means materials, Raw Materials, compounds or Intermediates supplied by or on behalf of CUSTOMER to NOVASEP or its Affiliates under Section 2.7 of this Agreement or procured by NOVASEP in accordance with Section 2.6 of this Agreement;

“Permitted Sub-contractor” has the meaning given in Section 2.1 of this Agreement;

“Price” has the meaning given in Section 2.1 of this Agreement;

“Product” has the meaning given in Recital (i) to this Agreement;

“Production Records” has the meaning given in Section 2.4 of this Agreement;

“Project Team” means the team established by the Parties per Work Plan, in advance of commencement of the Work, and detailed in a Work Plan, responsible for (without limitation) the management of the Work on a day-to-day basis and which will consist of include one project manager from each of NOVASEP and CUSTOMER to act as the primary day-to-day point of contact for the Parties in respect of a Work Plan (each a “Project Manager”);

“Quality Agreement” means the agreement between the Parties, to be entered into on or within thirty (30) calendar days of the Effective Date, defining (without limitation) the quality and cGMP responsibilities regarding the performance of the Work and quality aspects of the manufacture of the Product, and “Quality Agreements” will include any further quality agreements to be entered into between the Parties in respect of any other Work Plan; in the format of the template quality agreement at Part 4 of this Agreement;

“Raw Materials” media, resins, catalysts, raw materials, solvents, filters, membranes, disposable analytical test kits, disposable bags, and other items consumed during or for the performance of the Work;

“Reasonable Endeavours” shall mean using all reasonable care and skill and resources but having regard to the fact that the Work, including without limitation the method of manufacture of the Product, is experimental in nature and NOVASEP cannot be considered liable for issues (including without limitation those causing delays) arising for causes which could not reasonably have been known to NOVASEP at the relevant time;

“Regulatory Filings” means any or all applications, submitted to regulatory authorities for the purpose of seeking and obtaining marketing approval for the Product, and/or of the method of production of the Product as required by statute and any amendments or supplements thereto, and any other filings required by the regulatory authorities relating to the manufacture, testing, sale or distribution of any Product, including, without limitation, an NDA or BLA;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Results” means any and all data, methods, procedures, processes, substances and materials arising from Work undertaken by NOVASEP or its Affiliates (or any Permitted Sub-contractor) and pursuant to a Work Plan, and any and all documentation thereof. Results which relate to the upstream process, including cell culture, transfection, viral vector release and viral vector harvest shall be defined as “Upstream Results” and Results which relate to the downstream process, including clarification, chromatography, membrane filtration, formulation and fill & finish steps shall be defined as “Downstream Results”:

“Specification” means the specification of the Product (in Drug Product or Drug Substance form as applicable) as defined in the relevant Work Plan or as otherwise agreed in writing between the Parties;

“Steering Group” means the three (3) senior representatives of each Party identified in Part 5 responsible for (without limitation) overseeing the relationship between the parties under this Agreement, the progress of the Work and for attempting to resolve any disputes not resolved by the Project Team(s);

“Work” means the work and services to be conducted by NOVASEP or its Affiliates (or any Permitted Sub-contractor) pursuant to this Agreement and as more particularly described in all of the Work Plans;

“Work Package” means a work package as set out in the Work Plan.

“Work Plan” means, in respect of each of the Work to be provided to CUSTOMER, a document signed by the Parties in advance of commencement of the Work and which sets out, without limitation, the Specification, each Party’s activities, roles and responsibilities, the timeline for performance of the Work and completion of the Work, key decision points, training, budget, payment terms and the Project Team; and any amendments to a Work Plan agreed between the Parties during the conduct of the relevant Work (such as, without Limitation, to confirm the Specification once known) will be deemed part of that Work Plan. To the extent that the Parties agree that any timelines or Specifications are to be binding, these will be identified as such by mutual consent of the Parties in the Work Plan. For the avoidance of doubt, all other timelines and the Specifications will be deemed to be indicative and non-binding;

“Work Plan IP” means any intellectual Property Rights generated, acquired or otherwise arising from or as a result of the Work carried out pursuant to the applicable Work Plan;

“Written” or “in writing” means either paper hardcopy or facsimile signed by both Parties or mail confirmed by both Parties.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Part 2:

Legal Terms

1	Integral Parts of this Agreement

The present Agreement contains the following parts, each of which is an integral part thereof;

•	Part 1: Definitions

•	Part 2: Legal Terms

•	Part 3: Work’ Plans (to include Price and any variation to pricing terms)

•	Part 4: Quality Agreements

•	Part 5: The Steering Group

•	Part 6: Customer Pre-Existing IPR

•	Part 7: NOVASEP Pre-Existing IPR

•	Part 8: Cancellation Fees

2	Work

2.1    Scope of Work. NOVASEP will conduct the Work (i) in accordance with the relevant Work Plan(s), (ii) having regard to the timeline set out in that Work Plan, (iii) at the rates or for all sums set out in the relevant Work Plan, inclusive of any subcontracted analytical testing performed by any third party instructed by NOVASEP to cary out tests on the Product pursuant to the performance of the Work (the “Price”) (subject to any withholdings or deductions as otherwise provided for in this Agreement); (iv) using Reasonable Endeavors and in accordance with Good Industry Practice, and (v) otherwise upon the terms of this Agreement, Any work or services not expressly described as being included in the Work as set forth in a Work Plan (as may be amended from time to time by the Parties) will be considered to be outside NOVASEP’s scope of Work and will be charged to CUSTOMER at NOVASEP’s then applicable rates provided that such services and charges have been pre-approved by CUSTOMER in writing prior to such services being undertaken and additional charges being incurred, CUSTOMER will not be liable for any charges which are not the subject of a Work Plan or that it has not pre-approved in writing prior to such charges being incurred. All Product to be manufactured for CUSTOMER pursuant to a Work Plan will be manufactured solely by NOVASEP at the Facility unless CUSTOMER agrees, by prior written consent (not to be unreasonably withheld, delayed or conditioned), that NOVASEP may subcontract certain of its obligations under a Work Plan to a third party (a “Permitted Sub-contractor”), or that some or all of the Work may take place at a different NOVASEP facility Where NOVASEP sub contracts any part of the Work to be performed by an Affiliate or a Permitted Sub-contractor, NOVASEP shall continue to be responsible to CUSTOMER for the performance (or non-performance) of such Work and the acts and omissions of such Affiliate or Permitted Sub-contractor.

2.2    Change of scope. Any change of scope of a Work Plan requested in writing by CUSTOMER or recommended in writing by NOVASEP (describing in reasonable detail the nature and reason for NOVASEP’s recommended changes) and accepted by CUSTOMER (at CUSTOMER’s sole election) shall be subject to a written agreement of both Parties which will constitute an amendment to the applicable Work Plan, such agreement including revised timelines, prices, specifications, quality and/or health and safety or environmental requirements. Any additional scope items must be promptly prospectively agreed by CUSTOMER prior to NOVASEP incurring any expenditure in respect of such additional scope items and if any change of scope will have a financial or other impact on the Work, NOVASEP will provide CUSTOMER with a written description of such impact in a proposed amendment to the relevant Work Plan. Should CUSTOMER ask for a change in the agreed packaging of the Product, or in the agreed batch size(s), or in the agreed size of vials, any costs or expenses resulting therefrom, including additional manufacturing, handling, sampling, packaging or storage costs or expenses will be borne by CUSTOMER subject to CUSTOMER’s approval. Any charge increase which results from an agreed change of scope will be priced in advance by NOVASEP in a reasonable manner on a milestone or time and materials basis, for discussion and subsequent agreement between the Parties in advance of being incurred.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

2.3     Storage and destruction costs. NOVASEP shall store (on CUSTOMER’s behalf) at the Facility any Product or Materials for a maximum period of twelve (12) months from the date such Products or Materials are ready for delivery and shall store the Results at the Facility for a period of at least ten (10) years after such Results have been generated For the avoidance of doubt and without limitation, any Information regarding the Facility and/or which pertains to the manufacture, testing and quality of the Product (including Batch Records) (“Production Records”) shall be stored at the Facility for a period of at least ten (10) years after such information has been generated or for any such longer period as may be required by applicable laws and regulatory requirements of the European Union and the United States. Any storage of Products, Materials, Results or Production Records beyond the periods described above, shall be arranged by CUSTOMER who shall promptly collect the same from the Facility at CUSTOMER’s expense NOVASEP shall notify CUSTOMER of the expiry of any relevant storage period at least six (6) months prior to such expiry date, in writing to provide CUSTOMER sufficient time in which to arrange collection and alternative storage of the Products, Materials and/or Results (as may be applicable). If at the end of the relevant storage period (or such longer time as may otherwise be agreed between the Parties), the Product, Materials, Results and Production Records have not been collected by CUSTOMER, NOVASEP shall notify CUSTOMER of the outstanding collection. NOVASEP shall be entitled to destroy such Product, Materials, Results and Production Records following the expiry of sixty (60) business days from the date of notification of outstanding collection to CUSTOMER Cost of destruction of any Product, Material, Results and Production Records are not included in the Price specified In the relevant Work Plan Such reasonable costs, if any, will therefore be charged by NOVASEP to CUSTOMER in addition to the Price.

2.4     Equipment. Should NOVASEP purchase Equipment (“NOVASEP Equipment”) such NOVASEP Equipment shall be owned by NOVASEP and be purchased at NOVASEP’s cost save where the Parties have agreed in writing and prior to the acquisition of such NOVASEP Equipment that such NOVASEP Equipment will be used exclusively on behalf of CUSTOMER and in respect of a Work Plan(s) in which case such NOVASEP Equipment will be purchased at CUSTOMER’s cost. If the Equipment is to be used in part on behalf of CUSTOMER and in part on behalf of third parties the Parties will determine in the relevant Work Plan their respective contributions thereto. Any acquisition, installation, validation or any other reasonable costs of any NOVASEP Equipment to be borne by CUSTOMER shall be expressly agreed in writing between the Parties in advance of such acquisition. Installation and validation being undertaken by or on behalf of NOVASEP (where such acquisition, installation and validation is not already Included in the Price).

Any Equipment provided by CUSTOMER to NOVASEP (“CUSTOMER Equipment”) shall be owned by CUSTOMER and used solely by NOVASEP for the performance of the Work (unless CUSTOMER, in its sole discretion, agrees to permit other uses of CUSTOMER Equipment by NOVASEP) CUSTOMER will reimburse NOVASEP for any costs authorized for the installation and validation of any CUSTOMER Equipment and for the acquisition, installation and validation of any Equipment purchased by NOVASEP (not already included in the Price) and agreed between the Parties. NOVASEP will be responsible for the appropriate operation and maintenance of all NOVASEP Equipment and CUSTOMER Equipment, NOVASEP will return CUSTOMER Equipment to CUSTOMER at CUSTOMER’s reasonable cost EXW NOVASEP site (Incoterms 2010) when such CUSTOMER Equipment is no longer required in respect of any Work Plan as determined by the Project Team, or within twenty (20) business days following termination or expiry of this Agreement or the relevant Work Plan (whichever is the earlier). Running costs and maintenance of CUSTOMER Equipment are included in the Price. NOVASEP will not permit, allow, cause, enable or assist any third party to use any CUSTOMER Equipment or NOVASEP Equipment (where such exclusive use of NOVASEP Equipment is specifically agreed between the Parties in writing) purchased by NOVASEP in accordance with this section and identified as being for exclusive use without CUSTOMER’s prior written consent.

2.5     Use of Customer Background Data and Materials. CUSTOMER hereby authorizes NOVASEP and its employees to use the Customer Background Data and the Materials to the extent necessary to perform the Work, NOVASEP acknowledges and recognizes that no other right of license to use in any way the Customer Background Data or the Materials is granted hereunder, by implication or otherwise.

2.6     Supply of Materials by NOVASEP. Unless agreed in a Work Plan, NOVASEP shall be responsible for the procurement of all commercially available Materials necessary for the manufacture of the Product including safety stock amounts where applicable and stipulated in a Work Plan (“NOVASEP-sourced Materials”). Unless specified to the contrary, the price of the Materials shall be included in the Price set out in the relevant Work Plan. Title to all NOVASEP-sourced Materials shall pass to CUSTOMER immediately upon NOVASEP’s receipt of full cleared payment for such NOVASEP-sourced Materials from CUSTOMER. All NOVASEP-sourced Materials that are in NOVASEP’s control and are to be used in the manufacture of the Product, as well as Product in NOVASEP’s control, shall be stored in accordance with any storage guidelines agreed between the Parties and with due skill and care, it is the responsibility of NOVASEP to ensure that such NOVASEP-sourced Materials comply with any applicable specifications specified by CUSTOMER, that adequate quantities of such NOVASEP-sourced Materials are procured and received on time and with appropriate quality to the Facility. Should the late arrival of such NOVASEP-sourced Materials negatively impact the performance of the Work or the time

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

schedule in that Work Plan, NOVASEP shall, where such delay was due to the negligence or willful default of NOVASEP, be liable (subject to Sections 12.3 and 12.4 of this Agreement) for loss to CUSTOMER which could not otherwise have been avoided by CUSTOMER following such late delivery of such NOVASEP-sourced Materials (at no additional cost to CUSTOMER), other that where such late delivery of the NOVASEP-sourced Materials was exclusively due to the negligence or willful default of a third party and beyond the control of NOVASEP. In which case, NOVASEP shall use all Reasonable Endeavours to ensure that performance of the Work is as close to the time schedule in the Work Plan as possible.

2.7    Supply of Information and Materials by CUSTOMER. Where CUSTOMER supplies Materials or Customer Background Data to NOVASEP pursuant to a Work Plan or otherwise under this Agreement (“CUSTOMER-sourced Materials”), then it is the responsibility of CUSTOMER to ensure that adequate quantities of such CUSTOMER-sourced Materials are delivered on time and with appropriate quality to the Facility. Should the late arrival of such CUSTOMER-sourced Materials, or the quality of such CUSTOMER-sourced Materials, negatively impact the performance of the Work at the time schedule in an applicable Work Plan, then NOVASEP shall not be liable for the consequences of such late delivery and CUSTOMER shall compensate NOVASEP for any reasonably incurred additional costs of laboratory services and Facility downtime which could not otherwise have been avoided by NOVASEP and/or save to the extent such costs were attributable to the gross negligence or willful default of NOVASEP.

2.8    Project, Manager and Project Team. The Parties shall collaborate in good faith and in transparency for the proper performance of the Work via the Steering Group, the Project Manager and the Project Team. The Project Team will meet frequently either by telephone conference or it necessary, by face-to-face meetings, every two (2) weeks unless agreed otherwise, and for the duration of the relevant Work to ensure (amongst other things) that the Work is progressing in line with the time frames, to the Specification and any other requirements stipulated in the relevant Work Plan, to discuss and resolve any issues arising from the progression of the Work and to manage the Work on a day-to-day basis. In addition to the Project Team, each Party will assign a Project Manager (to be named in the relevant Work Plan) who will be the primary day-to-day point of contact for each Party.

2.9    Steering Group. Each Party will assign individuals to constitute the Steering Group on or before the Effective Date, whose roles will be as set out in this Agreement. The Steering Group will be co-chaired by the Parties and responsible for (amongst other things and without limitation) overseeing the relationship between the Parties in respect of all Work Plans and under this Agreement more generally and reviewing and approving any element of a Work Plan or this Agreement which requires the joint agreement of both Parties. The-Steering Group will meet quarterly (or at such other frequency to be agreed between the Parties) or at the reasonable request of either Party during the Term in order for the Steering Group to meet its objectives. CUSTOMER members of the Steering Group will be responsible for drafting the minutes of each meeting of the Steering Group (the “Minutes”) and will circulate a draft set of Minutes as soon as reasonably practicable following the relevant meeting for approval. NOVASEP will have five (5) business days in which to review and approve the Minutes (or revert to CUSTOMER with proposed amendments). Any Minutes not expressly approved by NOVASEP within this timeframe will be deemed approved by both Parties and not subject to further amendment.

2.10     Replacements and Meetings. In the event of removal or replacement of any member of the Steering Group or Project Team (the “Departing Member”), the Departing Member’s Party will notify the other Party as far in advance as possible of the removal or replacement of the Departing Member and such Party will provide a replacement member for the Steering Group or Project Team (as applicable) with an appropriate level of experience, knowledge and technical skill. Each Party shall be responsible for its own costs in attending and conducting meetings between any or all of the Steering Group. Project Manager and/or Project Team. The Parties’ intention is that all issues considered by the Steering Committee will be resolved unanimously but in the event that a unanimous agreement cannot be reached on any issue relating to a Work Plan, the provisions of Section 13.3 will apply.

2.11    Product Specification. Where the Work Plan requires the manufacture of the Product to meet a Specification, NOVASEP will use all Reasonable Endeavours to manufacture the Product to meet that Specification. The Parties will agree the Specifications as far as possible prior to signature by both Parties of the relevant Work Plan, and any Specifications agreed during the course of a Work Plan will be proposed by the Project Teams to (the Steering Group for approval. In the event that any amendments to the Specification are necessary, such amendments will be negotiated by the Project Team and approved by the Steering Group, in each case in good faith acting reasonably. Where agreement cannot be reached, the dispute resolution provisions of this Agreement will apply.

2.12    Manufacturing Capacity and Reservations. NOVASEP will, on agreement of, and in accordance with, a Work Plan, reserve slots in its cGMP manufacturing suite for those cGMP Batches to be manufactured under the relevant Work Plan according to the time frame in that Work Plan. Where the time frame is amended in accordance with section 2.13 of this Agreement (amongst other

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

sections) and such amendment affects the existing manufacturing schedule for Batches, NOVASEP will use reasonable endeavours to update its manufacturing schedule and reserve new slots for those affected Batches which will be reserved as near in time to the existing vacated slots as NOVASEP’s then current schedule will permit. CUSTOMER may delay or cancel any slot reservation at any time upon prior written notice to NOVASEP subject to the payment of the delay and cancellation payments set out in Section 2.13 or Part 9 as applicable, and NOVASEP shall accordingly modify the time frame by delaying performance of those applicable Works associated with such delayed or cancelled slot.

2.13    Rescheduling. The manufacture of cGMP Batches or activities requiring the use of a cGMP Facility: CUSTOMER may delay or request the reschedule of any slot reservation for the manufacture of any cGMP Product or cGMP Batch, or any activities which require the use of a cGMP Facility (the “Rescheduled Activity” and the “Reschedule Notice”) at any time upon prior written notice to NOVASEP. Where a Reschedule Notice is provided to NOVASEP at least 3 calendar months prior to the agreed start date of the work which is to be the Rescheduled Activity, the delay or reschedule will be at no additional cost to CUSTOMER provided that CUSTOMER requests that the Rescheduled Activity is rescheduled within 12 calendar months from the date the relevant work was originally due to commence and that the Rescheduled Activity has not already been delayed or rescheduled pursuant to this Section 2.13. NOVASEP will use its Reasonable Endeavours to accommodate the change in schedule and to complete the Rescheduled Activity within the time frame requested by CUSTOMER. In the event that a Reschedule Notice is provided less than 3 months prior to the start date of the relevant work or has already been delayed or rescheduled pursuant to this Section 2.13, CUSTOMER will pay NOVASEP a rescheduling fee [**] in respect of the Rescheduled Activity (excluding the cost of Raw Materials as applicable) (the “Rescheduling Fee”), save that if NOVASEP, using its Reasonable Endeavours, is able to allocate the capacity which results from the Reschedule Notice for any other work (whether in respect of CUSTOMER or any third party), NOVASEP will immediately refund the Rescheduling Fee to CUSTOMER less NOVASEP’S reasonable out-of-pocket expenses.

2.14    Replacement Product: CUSTOMER may choose to reallocate a cGMP Batch reservation to an alternative Product, on not less than 6 months’ written notice to NOVASEP prior to the start of that cGMP Batch manufacture. NOVASEP will use its best efforts to accommodate CUSTOMER’S request, at no extra cost to CUSTOMER save any reasonable transfer costs and product-specific fees to be mutually agreed in advance in writing (for example, but without limitation, Product-specific analytical methods).

2.15    Reporting. On a non-binding, indicative timeframe to be agreed between the Parties in a Work Plan (or otherwise on a reasonable frequency and unless specified as being binding and indicative in the relevant Work Plan), NOVASEP will keep CUSTOMER updated as to compliance with the time frame set out in a Work Plan via the Steering Committee and the Project Team, For each Work Plan, NOVASEP will prepare and provide to CUSTOMER a report detailing the Results of development work by NOVASEP based on a structure and covering certain content to be mutually agreed by the Parties prior to the initiation of any Work Plan and detailing progress with respect to any timeline, prior to delivery of any Product and the Results to CUSTOMER (the “Developmental Report”). CUSTOMER will review such Developmental Report in a reasonable timeframe prior to acceptance of the Product and/or the Results (and thus acceptance of the completion of the relevant Work Package). In the event that acceptance of a Developmental Report gives rise to a payment obligation on CUSTOMER, such payment will not be due or payable until such time as a final version of the Developmental Report has been accepted by CUSTOMER, such acceptance not to be unreasonably withheld or delayed. CUSTOMER shall provide NOVASEP with its comments on a draft version of a Developmental Report within fifteen (15) business days of receipt of such draft. NOVASEP shall provide CUSTOMER with a final version of a Developmental Report integrating, as the case may be, the reasonable comments of CUSTOMER within a further fifteen (15) business days. In the absence of comments from CUSTOMER within the fifteen (15) business day period the draft version of a Developmental Report shall be considered final and any associated payment obligation shall become due and payable. Separate from the Developmental Report, NOVASEP will, for the duration of a relevant Work Plan, make available to CUSTOMER, on request, all Results and any other data relating to such Work Plan as CUSTOMER may reasonably require to support CUSTOMER in making any decisions in respect of the said Work Plan and/or the Product which is the subject of such Work Plan and in respect of any of CUSTOMER’s Product and regulatory activities and obligations.

2.16    Performance standards. For the avoidance of doubt NOVASEP shall use all Reasonable Endeavours in accordance with Good Industry Practice in the performance of the Work.

2.17    cGMP and Quality. NOVASEP will, where required under applicable regulatory obligations, comply with any applicable cGMP criteria for, and in its performance of, each aspect of the Work and with the requirements and recommendations stipulated in the International Conference on Harmonization guidelines on quality. NOVASEP will maintain, retain and store (i) materials generated from a run of the Product method of production (as used as a standard or reference for analytical testing purposes) of all cGMP Product for such period as required by applicable regulatory obligations; and (ii) all records required to be maintained by the terms of this

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Agreement or any Work Plan and by applicable laws and/or regulatory obligations. After termination or expiry of this Agreement, NOVASEP will provide copies or samples (as the case may be) of all such materials and records to CUSTOMER upon CUSTOMER’S request and NOVASEP will not (subject to Section 2,3) dispose of the same without CUSTOMER’s prior written consent.

2.18    Qualification and Validation of NOVASEP’s Facility, Utilities and Equlpment. NOVASEP will maintain cGMP qualification and validation of the facility, as well as all utilities and equipment (including Equipment) used in the manufacture of the Product at the Facility, and shall make relevant reports applicable thereto available to CUSTOMER by way of copies or for review at the Facility, in either case at CUSTOMER’s written request. The relevant Work Plan will specify certain testing, storage, release, cGMP, regulatory and other quality assurance requirements relating to manufacture and shipment of Product by NOVASEP under this Agreement.

2.19    Regulatory Filings and Maintenance. CUSTOMER will maintain and be the sole owner of and have full rights and freedoms to use all Regulatory Filings and all governmental approvals obtained from any regulatory authority with respect to the Product or the process of manufacture of the Product. NOVASEP will provide such documents and information to support and assist CUSTOMER in filing, prosecuting and securing Regulatory Filings and in maintaining regulatory authority approvals for the Product, as requested or as necessary in addition, NOVASEP will prepare and maintain and provide CUSTOMER with copies of manufacturing files, certificates, authorizations, data and other records that directly or indirectly pertain to the manufacture of the Product or other Product-related documentation as otherwise agreed in writing between the Parties.

2.20    Safety and Efficacy Notification and Claims. The NOVASEP Project Manager or Project Team members will be responsible for promptly notifying CUSTOMER of any information of notice of which it becomes aware concerning the safety or efficacy claims of the Product (or the manufacture process of the Product), including any threatened or pending action by any governmental or regulatory authority relating thereto. CUSTOMER shall be responsible for handling all such complaints and NOVASEP will cooperate in resolving any such complaints at CUSTOMER’s request.

2.21    Accident Reports. To the extent permitted by law, each Party will report to the other, as soon as possible, all material accidents related to the manufacture, handling, use or storage of any Raw Materials or Product, including, without limitation, accidents resulting in; (i) personal injury requiring more than first aid treatment; (ii) chronic illness or loss of consciousness; (iii) material property damage; (iv) material environmental release; and (v) regulatory, safety, health or environmental audits.

2.22    Audit. Maximum once a year per Product, CUSTOMER may conduct (or have conducted on its behalf) on-site compliance quality audits of NOVASEP to inspect areas, equipment (including Equipment) and materials (including Materials and Products), the Facility, including procedures and data connected with a Work Plan and any packaging, testing or storage of any Product NOVASEP shall receive prior reasonable notice of such audit at least twenty (20) business days in advance, in order to make relevant staff available to attend the audit and comply with any reasonable requests of CUSTOMER. Such audit shall take place during normal business hours. CUSTOMER shall use its reasonable endeavors not to cause any disruption to NOVASEP’s business and activity in carrying out such audit in the event that the audit under this Section extends beyond two (2) business days, NOVASEP will charge CUSTOMER a per diem of [**] which shall include reasonable access to NOVASEP’s qualified and experienced employees. For the avoidance of doubt, such right of CUSTOMER does not include any right to inspect or audit NOVASEP’s financial data or accounting records.

2.23    For Cause Audit. Without limitation and restriction in time, CUSTOMER may, immediately upon request, conduct compliance quality audits of NOVASEP to inspect areas, equipment and materials of the Facility where the Work is performed and records relating to the Work, where there has been any material breach of any obligation hereunder or of the Quality Agreements or there are circumstances giving rise to a reasonable concern of non-compliance with this Agreement, cGMP or any regulatory obligations.

2,24    Regulatory Audit. In addition to the annual audit, CUSTOMER shall be entitled to request, authorize or conduct (or have it done on its behalf) any necessary additional audit required pursuant to any notification from a governmental or regulatory authority to conduct an inspection of the Facility (or other facility) used in the development, manufacturing, storage or handling of the Product. Under such circumstances, NOVASEP will, without charge, permit governmental or regulatory authority bodies (together with CUSTOMER’s designated representatives) to enter those areas of NOVASEP premises (including the Facility) used for the performance of the Works for the purpose of observing and inspecting the performance of the Works and those records of NOVASEP specific to the Works. During any such regulatory inspections, NOVASEP will provide reasonable assistance as requested by the relevant governmental or regulatory authority and shall promptly permit access to and copy and verify records and reports in NOVASEP’s

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

possession, custody or control relating to the Works. In addition to the above, NOVASEP shall immediately notify CUSTOMER of any audit or inspection undertaken at the Facility by any authority or regulatory body that raises any issues, deviations, defects, actions or concerns with respect to the operation of the Facility. NOVASEP’s personnel or record keeping, and shall provide full details of the same to CUSTOMER together with the remedial plan and updates as to NOVASEP’s progress to resolving all issues, deviations, defects, actions or concerns.

2.25    Other Services. If NOVASEP, at CUSTOMER’s written request, provides assistance or services to CUSTOMER for the Importation of any raw materials, intermediates or substances, or for the exportation of the Product or any deliverable, such services will be invoiced by NOVASEP to CUSTOMER at a rate of [**]

2.26    Technology Transfer. Upon (i) a material breach of this Agreement (including any Work Plan) by NOVASEP; and/or (ii) NOVASEP falling to comply with Good Industry Practice and/or use Reasonable Endeavours regarding the Delivery of a Product to CUSTOMER as required in a Work Plan, and/or (iii) mutual agreement between NOVASEP and CUSTOMER in writing that the Work or the applicable Work Plan lack technical feasibility; and/or (iv) three (3) failures by NOVASEP in any eighteen (18) month period to deliver Batches in accordance with the relevant Specification and failure to replace the same in accordance with Section 3.6 of this Agreement notwithstanding the application by NOVASEP of Reasonable Endeavours with respect thereto; and/or (v) NOVASEP advising CUSTOMER in writing that it does not have capacity to perform the Work in any Work Plan within a reasonable timeframe or to meet CUSTOMER’s reasonable capacity requirements; and/or (vi) NOVASEP seeking to vary the terms of any Work Plan or any Price beyond what would reasonably be deemed to be reasonable commercial terms; and/or (vii) Upon any change of control of NOVASEP or any Affiliate controlling it (control having the meaning as defined in the definition of Affiliate) [**] and/or (viii) CUSTOMER’s request at any time until twelve (12) months after the last of the Works has been completed, on a Work Plan by Work Plan basis but subject to payment, [**] to those costs budgeted by NOVASEP for the technology transfer activities, as pre-agreed by CUSTOMER, to a maximum fee of [**] have signed a commercial agreement providing funding for the construction or a NOVASEP commercial viral vector manufacturing facility (save that such fee shall not be payable if such transfer is to a NOVASEP facility) [**] reasonable, pre approved and properly incurred cost of the technology transfer [**] the event that no such agreement has been signed between [**]; CUSTOMER may by written notice to NOVASEP require NOVASEP to provide assistance for the technology transfer to CUSTOMER or any other person at CUSTOMER’s direction of the manufacturing process and technology relating to the Product to enable the manufacture of the Product at a different facility and by a different person. Following NOVASEP’s receipt of such notice, the Parties will establish, in good faith, a schedule and plan for such transfer (including the security and preservation of all NOVASEP Confidential Information) and NOVASEP will thereafter co-operate with and provide all assistance requested by CUSTOMER in Implementing and effecting such transfer, including by the provision of NOVASEP’s personnel and NOVASEP will also make available, subject to any regulatory obligations, all CUSTOMER Materials, and at least one (1) copy of all documentation generated pursuant to the performance of the Work up to the date of termination or expiry, including (without limitation) Batch Records, development reports and production process documentation, in addition to any applicable fee provided pursuant to Section 2.26 (vii), the reasonable, pre-approved costs of such transfer will be borne by CUSTOMER save where the transfer is required or the agreement is terminated as a result of any material breach of this Agreement by NOVASEP.

2.27    Variable Costs. The costs of Raw Materials and other consumables, disposables and reagents requited for conducting the process to manufacture such Product in accordance with the standards and obligations of this Agreement (for example but without limitation, culture media, chromatographic resins, membranes and filters) (together the “Variable Costs”) will be estimated by NOVASEP, as accurately as possible, in the applicable Work Plan. NOVASEP will use Reasonable Endeavours not to exceed the estimated Variable Costs per Work Plan. Where not included in the Price. NOVASEP will invoice CUSTOMER the actual and properly incurred Variable Costs incurred by NOVASEP in compliance with this Agreement with any overhead charges not to [**] of the Variable Cost paid by NOVASEP, and CUSTOMER will pay such invoice in accordance with the payment provisions in Section 9.1. in the event that actual and property incurred Variable Costs are likely to exceed the estimate set out in the relevant Work Plan, NOVASEP will notify CUSTOMER and obtain CUSTOMER’s prior written approval in advance of incurring such increased Variable Costs (and provided they will be reasonably and necessarily incurred) and will use its best endeavours to reduce the increase in Variable Costs. Provided CUSTOMER has approved such increased Variable Costs in advance, NOVASEP shall invoice CUSTOMER for these additional costs with any overhead charges not [**] the Variable Cost paid by NOVASEP. Should the Variable Costs borne by NOVASEP at the expiration or termination of the relevant Work Package or Work Plan be less than the amount invoiced, then the difference shall be refunded to CUSTOMER.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

3	CUSTOMER’s obligations, Supplies and Delivery

3.1    General obligation of CUSTOMER. As a general obligation, CUSTOMER shall perform the tasks assigned to it as defined in this Agreement or as set out in a Work Plan. CUSTOMER shall also supply NOVASEP sufficiently in advance with such materials. Information and documents as NOVASEP may reasonably request for the proper performance of its obligations hereunder, as more specifically described in a Work Plan. CUSTOMER shall also take delivery of the Product manufactured by NOVASEP at NOVASEP’s Facility and Results within seven (7) days following NOVASEP’s notice of readiness to CUSTOMER.

3.2    Packaging. All Product and Results to be Delivered to CUSTOMER shall be packaged by NOVASEP in accordance with those agreed and applicable packaging standard operating procedures and the Specification.

3.3    Delivery. All Product and Results shaft be delivered to CUSTOMER FCA NOVASEP Facility In-Belgium (incoterms 2010 of the ICC) (“Delivered” or “Delivery” as applicable). Transportation and insurance costs in respect of the Delivery shall be borne by CUSTOMER For the avoidance of doubt should NOVASEP provide assistance to CUSTOMER (at CUSTOMER’s express written request) for the organization of the shipment of the Product and/or the Results and/or choose the shipping agents and companies on behalf of CUSTOMER NOVASEP will not be responsible or liable for damages or loss that could occur to the Product and/or Results during Delivery as a consequence of that assistance. NOVASEP will provide CUSTOMER with advance notice of the anticipated date of Delivery and shall endeavor to provide the Results as early as possible prior to the date of Delivery of the Product. All Batch Records and Results shall be delivered by mail or electronic mail to CUSTOMER.

3.4    Non-Certified Delivery. Subject to any mandatory regulatory requirements relevant to the manufacture of cGMP Product for human use and other cGMP compliance, CUSTOMER may, by written notice, request following NOVASEP’s quality department having reviewed the relevant Batch Records and any eventual deviations (to be carried out no later than ten (10) business days following receipt of such notice from CUSTOMER), that NOVASEP Delivers partially manufactured Product under quarantine status to CUSTOMER prior to NOVASEP issuing a Certificate of Analysis or prior to NOVASEP providing all documents in accordance with Section 3.4, to the extent required to perform an additional Product manufacturing step such as labelling or packaging (“Non-Certified Delivery”) Notwithstanding such request and delivery, NOVASEP shall thereafter provide a Certificate of Analysis and all documents required pursuant to Section 3.3 of this Agreement.

3.5    Examination of Products for Defects. CUSTOMER shall examine and test Products delivered for (i) defect and non-conformity with any applicable specifications or cGMP standards which they are specified to meet and (ii) in the case of Product manufactured to Specification and released with a Certificate of Analysis, review the Batch Records to assess whether the Product fails to meet Specification (a “Defect”) Where any Defect is identified CUSTOMER shall notify NOVASEP by written notice (“Defect Notice”) in accordance with the following timetable, (i) within ten (10) days of collection following Delivery of any visual (to the naked eye) Defect, (ii) within thirty (30) days of receipt by CUSTOMER of documented Products (including, without limitation, Batch Records) of any errors in any such documented Products provided that NOVASEP provides timely answers to information requests and resolution of issues arising from CUSTOMER’s review if such Products, and (iii) within ten (10) business days of discovery by CUSTOMER of any other defect including any defect which results from non conformity with NOVASEP’s warranties or which existed when the Batch was delivered to CUSTOMER but was not discoverable by review of the Batch Records during the thirty (30) days after CUSTOMER’s receipt of the Batch Records. Following service of a Defect Notice, NOVASEP will arrange with CUSTOMER to collect any Products which are the subject of the Defect Notice within ten (10) business days NOVASEP will promptly react to the Defect Notice and investigate the occurrence of and reasons for the Defect and shall report to the Project Team within twenty (20) business days of receipt, its findings and whether it accepts or disputes (in whole or part) responsibility for the Defect Should any Batch that is the subject of a Defect be subsequently re-certified by NOVASEP, NOVASEP shall ensure such Batch meets the Specification and conforms with the Certificate of Analysis.

3.6    Consequences of Defective Product. Where the Defect is, as between NOVASEP and CUSTOMER, substantially due to NOVASEP (or its Affiliates’ or contractors’) acts, omissions or breach of its obligations under this Agreement, (including where such acts and omissions or breaches could be, but are not limited, to operator mistakes equipment failure, power shortages and building environmental control failures) or where the Specification of a Batch is not met when the Parties have agreed that such Specification should be bidding with regards to a particular Batch, NOVASEP shall (i) use all Reasonable Endeavours to replace at its own cost and as soon as reasonably practicable (and in any event within one hundred and ninety (190) business days of the Defect notice) an equal quantity of Product free of defects as that which was Defective; and (ii) pay all expenses, fees and charges associated with the

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

manufacture and return of the defective Product, and (iii) reimburse CUSTOMER (subject to Sections 12.3 and 12.4 of this Agreement) for any reasonably Incurred or foreseeable costs incurred by CUSTOMER (and which could not be refunded to CUSTOMER), as a result of the Products being defective. The Parties agree and acknowledge that any samples held by NOVASEP from the manufacturing run pursuant to the terms of this Agreement including the Product that is Defective shall be made available for testing purposes in the event any Product is Defective. Any disputes regarding a Defect or calculating the appropriate refund of monies shall be referred to an Independent expert, reasonably acceptable to and appointed by both Parties and subject to confidentiality provisions comparable to those set out in this Agreement, The independent expert shall undertake the relevant analysts to assess whether the Product was defective and whether NOVASEP was responsible in any way. Both Parties agree to cooperate with the independent expert’s reasonable requests for assistance in connection with its analysis hereunder. The independent expert shall act as an expert and not arbitrator. The decision of the independent expert shall be written and given in English and be considered final and binding on the Parties unless there has been a manifest error on the face or the decision whereupon the Parties shall revert to the dispute resolution procedure in this Agreement. The fees and expenses of such expert shall be borne in full by the Party against whom the Indendent expert decides.

4	NOVASEP’s warranties

4.1	NOVASEP warrants and undertakes to CUSTOMER that;

(a)

the Work will be conducted in a diligent and professional manner with professional skill and care and in accordance with cGMP. all applicable laws and otherwise in accordance with the terms of this Agreement;

(b)	NOVASEP will not knowingly Infringe or misuse any third party intellectual Property Rights in its performance of the Work;

(c)

NOVASEP has the necessary permits, facilities, third party contractors and skilled personnel that may be reasonably anticipated to be necessary of a biologics contract manufacturer for the regular provision of manufacturing and development services of biologic material;

(d)

the Facility shall be maintained in accordance with cGMP and all other applicable lows and regulations in such condition as will allow NOVASEP to manufacture the Product in compliance with cGMP, all other applicable laws and regulations, to meet the Specification and in conformance with the Master Production Record, and

(e)

all Product (i) and Results shall be Delivered free of encumbrances of liens; (ii) shall be manufactured and analyzed in conformance with the Master Production Record; (iii) shall be manufactured in compliance with the requirements of cGMP and all other applicable laws and regulations; (iv) shall be packaged in accordance with the shipping guidelines; (v) shall conform, at the time of delivery, to the Specification, and (vi) where Product is released with a Certificate of Analysis, the Product will comply with the criteria specified in that Certificate of Analysis,

4.2    Except as expressly otherwise stated in this Agreement, NOVASEP expressly excludes and disclaims all other warranties (whether implied or express), including, without limitation; (i) any warranty of merchantability or (ii) any warranty of fitness of the Products and deliverables supplied under this Agreement for the particular purpose for which CUSTOMER intends to use them.

5.	CUSTOMER’s Warranties

5.1    CUSTOMER warrants and undertakes that to its knowledge any Customer Background Data, Materials, Equipment and Product which NOVASEP is required by CUSTOMER to use, access or modify is legally licensed to CUSTOMER or is CUSTOMER’s own property, and that to its knowledge NOVASEP’s use of Customer Background Data, Equipment, Product and Materials for those activities performed in accordance with the terms of this Agreement will not infringe the rights (including without limitation the intellectual Property Rights) of any third parties.

5.2    CUSTOMER warrants and represents to NOVASEP that the nature of the Materials and Product delivered by or on behalf of CUSTOMER to NOVASEP will conform to all relevant legal requirements.

5.3    CUSTOMER warrants and represents to NOVASEP that the nature of the Materials and Product delivered by or on behalf of CUSTOMER to NOVASEP will, so far as if is aware, be free of hazardous or toxic material unless clearly specified for known hazardous

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

materials such as cytostatic/cytotoxic materials, Material Safety Data Sheets and any specific safe material handling instructions applicable to the Materials and Product will be disclosed by CUSTOMER in advance to NOVASEP in writing and Included with shipments Before the beginning of the Work, CUSTOMER shall supply NOVASEP free of charge with copies of all safety information relating to the Materials and Product.

6	Intellectual Property Rights

6.1    Pre-Existing Intellectual Property. Any Intellectual Property Rights owned by a Party or licensed by a third party to a Party as of the Effective Date or before the commencement of the applicable Work Plan (“Pre-Exiting IPR”) and as detailed in the schedules at Parts 6 and 7 for CUSTOMER Pre-Existing IPR and NOVASEP Pre-Existing IPR respectively, shall remain the sole and absolute property of the Party that owned or was licensed to use such Pre-Existing IPR. Nothing in this Agreement shall act as any assignment or transfer of the Pre-Existing IPR of either Party nor, save as expressly set out herein, any licence to any Party’s Pre-Existing IPR.

6.2    Intellectual Property Rights created in the course of performing the Work. All Results and Work Plan IP that comprises (i) any improvement or enhancement to, or that is developed through the use of CUSTOMER’s Pre-Existing IPR and/or (ii) any Upstream Results which incorporate, use, relate to, or arise from use of, any of the [**] and Irrespective of whether (i) or (ii) are generated alone by either Party or jointly between the Parties shall be owned solely by CUSTOMER (“CUSTOMER Foreground IPR”) and title to CUSTOMER Foreground IPR will pass to CUSTOMER immediately on creation. All Results (including without limitation Downstream Results) and Work Plan IP that is not CUSTOMER Foreground IPR and specifically relates to NOVASEP’s Pre-Existing IPR, whether generated alone by either Party or jointly between the Parties shall be owned solely by NOVASEP (“NOVASEP Foreground IPR”) and title to NOVASEP Foreground IPR will pass to NOVASEP immediately on creation, NOVASEP will disclose to CUSTOMER, at the end of each Work Plan and via the Project Team, all Results comprised in NOVASEP Foreground IPR, any new NOVASEP Foreground IPR which was not previously used or disclosed in respect of the relevant Work Plan and CUSTOMER Foreground IPR generated in respect of the relevant Work Plan, For the avoidance of doubt, such disclosure will be subject to the confidentiality provisions set out in this Agreement. All Results and Work Plan IP which is not CUSTOMER Foreground IPR or NOVASEP Foreground IPR, whether generated alone by either Party or jointly between the Parties, shall be jointly owned in equal undivided shares by the Parties (“Jointly Owned Foreground IPR”), disclosed to CUSTOMER on creation (to the extent not already in CUSTOMER’s possession) and held subject to the terms of this Agreement.

6.3    Grant of Intellectual Property License for the performance of the Work. Each Party hereby grants to the other for the Term a non-exclusive, royalty-free, sub-licensable limited licence in respect of their respective Pre-Existing IPR and Foreground IPR solely to the extent the same is required and necessary for the proper performance of the Work, on a Work Plan by Work Plan basis. This license (i) does not prevent the Party granting the licence from making any use of its own Pre-Existing IPR or Foreground IPR; and (ii) subject to Section 6.4 of this Agreement, terminates automatically upon the expiry of the applicable Work Plan or termination of this Agreement, whichever is the earlier. For the avoidance of doubt, the licence granted by this Section in respect of CUSTOMER’s Pre-Existing IPR and Foreground IPR does not include any Inteliectual Property Rights licensed by a third party to CUSTOMER and which may be included in CUSTOMER’s Pre-Existing IPR and/or CUSTOMER’s Foreground IPR but in respect of which CUSTOMER has not been granted a license to sub-license or otherwise transfer such third party Intellectual Property Rights.

6.4    License in respect of Intellectual Property Rights in Upstream Results. In respect of Intellectual Property Rights in the Upstream Results that; pursuant to Section 6.2 of this Agreement, are part of CUSTOMER Foreground IPR, CUSTOMER hereby grants to NOVASEP, a perpetual, non-exclusive, royalty-free, worldwide license, sub-licensable (through one tier) to its Affiliates and to its other customers, commencing at the end of the first Work Plan, in respect of such Upstream Results, for any use outside the Field. For licences through subsequent tiers the Parties shall enter into good faith and timely efforts to agree the terms of any such licences on reasonable commercial terms. For the avoidance of doubt, NOVASEP will not be in breach of its confidentiality obligations under this Agreement by exercising its rights granted pursuant to this license provided that any disclosure made by NOVASEP is only under obligations of confidentiality consistent with those herein and disclosures are only to its sub-licensees and are necessary for NOVASEP to exercise the rights granted to it pursuant to this license.

For clarity, CUSTOMER hereby agrees and covenants that, provided that NOVASEP does not breach its confidentiality, non-use or any other obligations herein and otherwise complies with this Agreement, it shall not prevent NOVASEP (including without limitation any of NOVASEP’s employees involved in the performance of the work) from performing work similar to the Work, for and/or with any third party, which includes the use [**] which is independently developed by NOVASEP or licensed or otherwise provided to NOVASEP by a third party. For the avoidance of doubt, NOVASEP shall not use any [**] provided of developed by or on behalf of CUSTOMER for any purpose in respect of any third party other than CUSTOMER other than as permitted under this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

6 5    License to NOVASEP Intellectual Property Rights. NOVASEP hereby grants to CUSTOMER a non-exclusive, perpetual, irrevocable, royalty free, fully paid, worldwide fully transferable license (with the right to grant and authorise the granting of sublicenses through multiple tiers) to use and (and in accordance with the provisions of Section 8.4 of this Agreement) disclose the NOVASEP intellectual Property Rights to the extent that the same is necessary to enable CUSTOMER and/or any of its licensees or subcontractors to (i) manufacture the Products; (ii) include such NOVASEP Intellectual Property Rights within any Regulatory Filings; and (iii) to use and disclose such NOVASEP intellectual Property Rights in conjunction with the labelling, marketing and sale of any Products. “NOVASEP Intellectual Property Rights” for the purposes of this Section 6.5 only means those intellectual Property Rights owned by or licensed to NOVASEP including NOVASEP Foreground IPR and any intellectual Property Rights in the Batch Records. This license shall survive the termination or expiry of this Agreement for any reason.

6.6    Further Assurance and Right to file for protection. NOVASEP shall promptly notify CUSTOMER of all CUSTOMER Foreground IPR developed hereunder and shall promptly do all acts and execute all documents and deeds reasonably necessary to vest in CUSTOMER the rights assigned or to be assigned to CUSTOMER pursuant to Section 6.2, of this Agreement. CUSTOMER may file potent protection on any intellectual Property Rights it owns in accordance with Section 6.2 of this Agreement and NOVASEP shall promptly upon request co-operate at CUSTOMER’s reasonable expense, with any requests to assist or enable CUSTOMER’s protection including but not limited to signing and delivering documents and other information necessary for the valid application and prosecution of any such patent.

CUSTOMER shall promptly notify NOVASEP of all NOVASEP Foreground IPR developed by CUSTOMER hereunder and shall promptly do all acts and execute all documents and deeds reasonably necessary to vest in NOVASEP the rights assigned or to be assigned to NOVASEP pursuant to Section 6.2 NOVASEP may file patent protection on any intellectual Property Rights it owns in accordance with Section 6.2 of this Agreement and CUSTOMER shall promptly upon request co-operate at NOVASEP’s reasonable expense, with any requests to assist or enable NOVASEP’s protection including but not limited to signing and delivering documents and other information necessary for the valid application and prosecution of any such patent.

6.7 Jointly	Owned Intellectual Property Rights.

(a)    Each Party shall promptly notify the other Party of all Jointly Owned Foreground IPR developed by that Party in accordance with Section 6.2 of this Agreement and the Parties will cooperate to promptly do all acts and execute all documents and deeds reasonably necessary to vest in both Parties the equal right to such Jointly Owned Foreground IPR, the costs of which shall be borne equally by both Parties.

(b)    NOVASEP and CUSTOMER will be jointly responsible for agreeing and applying for protection for, and all filing, prosecution (including opposition), and maintenance with respect to, the intellectual Property Rights in the Jointly Owned Foreground IPR in all territories and countries agreed in writing between the Parties (the “Joint IP Rights”), Prosecution of such Joint IP Rights shall be [**] using patent counsel [**] NOVASEP and CUSTOMER shall cooperate in the preparation, filing, prosecution, and maintenance of all Joint IP Rights, Cooperation includes, without limitation, (i) consulting with the other Party as to the preparation, filing, prosecution, and maintenance of all Intellectual Property Rights reasonably prior to any deadline or action of any patent office, (ii) furnishing the other Party with all relevant documents reasonably in advance of filing, and including in such documents in good faith the comments thereon of the other Party, (iii) promptly executing all papers and instruments or requiring employees to execute papers and instruments as reasonable and appropriate: and (iv) informing the other Party of matters that may affect the preparation, filing, prosecution, or maintenance of any intellectual Property Rights Costs and expenses (beyond those of the Parries’ own internal resources) relating to such filing, prosecution and maintenance of Joint IP Rights shall be [**]

(c)    All decisions with respect to the enforcement of Joint IP Rights shall be made jointly by mutual agreement of the Parties. Each Party shall bear [**] for such enforcement as well as any adverse costs award made in connection with such enforcement.

(d)    A Party may by written notice unilaterally surrender to the other Party all of its rights and obligations to all or any portion of the Joint IP Rights upon fifteen (15) days’ written notice. in the event that a Party has given notice of its surrender of its rights and obligations to all or any portion of the Joint IP Rights (the “Surrendering Party”), from expiry of the notice the other Party shall become the sole owner of such Joint IP Rights (the “Surrendered Joint IP Rights”) and thereafter have the sole discretion with respect to the

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

filing, prosecution, maintenance and enforcement of the Surrendered Joint IP Rights Where the Surrendering Party gives notice to surrender its interest in any Joint IP Rights that are the subject of any enforcement action approved by the Parties pursuant to sub-section (c) above, the Surrendering Party shall [**] of such enforcement action unless or until the other Party releases it.

(e)    The Surrendering Party hereby appoints the other Party to be its attorney to execute any such Instrument and/or do any such thing colefy for the limited and explicit purpose of recording the other Party as the sole proprietor of, and for perfecting all legal and equitable title in, the Surrendered Joint IP Rights (including any Joint IP Rights that are the subject of any enforcement action approved by the Parties in respect of which the Surrendering Party has given notice to the other Party to surrender its interest in accordance with sub-sections (c) and (d) above) and for no other purposes. The power of attorney granted by this clause expressly indudes, without limitation, the execution and/or recordal (where applicable) of an assignment. In respect of such Surrendered Joint IP Rights. The Surrendering Party acknowledges In favour of a third party that a certificate in writing signed by any director or the secretary of the other Party having the limited effect provided for by this power to record the other Party as the proprietor of the Surrendered Joint IP Rights falls within the authority conferred by this Agreement and shall be conclusive evidence that such is the case. This power of attorney is Irrevocable and shall survive termination of this Agreement or any Work Plan.

(f)    Mutual license in respect of Jointly Owned Foreground IPR. Each Party hereby grants to the other Party a non-exclusive, perpetual, irrevocable, royalty free, fully paid, worldwide fully transferable license, sub-licensable through multiple tiers, to use and (subject to cacb Party’s strict compliance with the provisions of Section 8 at all times) disclose the Jointly Owned Foreground IPR Notwithstanding the perpetual and Irrevocable nature of the foregoing licence, upon a Party becoming a Surrendering Party in respect of any Jointiy Owncd Foreground IPR in accordance with Sub-section (c) above or otherwise ceasing to have any ownership in respect or any Jointly Owned Foreground IPR, then this licence shall automatically terminate with respect to such Jointly Owned Foreground IPR. The provisions of this Section 6.7 survive the termination or expiry of this Agreement for any reason.

6.8    Party’s Names. Except as otherwise provided for in this Agreement as agreed in writing between the Parties, or required by any applicable law. regulation or order of an administrative agency or court of competent jurisdiction, neither Party shall use the name of the other Party or of the other Party’s directors, officers or employees in any advertising, news release or other publication.

6.9    Public Announcements. Except as required by applicable law, rule or regulation or any stock exchange on which securities issued by a Party or its Affiliates are traded, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed, provided that each Party may mate any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 6.8 and which do not reveal non-public information about the other Party. For the avoidance of doubt, nothing in this clause (or otherwise in this Agreement) will prevent CUSTOMER from disclosing the fact that NOVASEP is the manufacturer of the Product, whether by disclosing such Information on Product packaging, labelling or documentation or to any of CUSTOMER’s Affiliates, employees, licensees, customers, or to other bodies or individuals who may reasonably require such disclosure (including, for the avoidance of doubt, regulatory bodies) Such disclosure by CUSTOMER will not require NOVASEP’s prior consent.

7	Future Cooperation

7.1    The Parties agree to explore, in good faith, the option for NOVASEP to plan and provide CUSTOMER with commercial scale manufacturing services of any Product specified in a Work Plan and the Parties respective investments and contributions to the necessary scale up such discussions to commence within three (3) calendar months from the Effective Date with respect to the Product which is the subject of the first Work Plan. For the avoidance of doubt, nothing in this Section 7 or otherwise in this Agreement shall bind CUSTOMER to engage NOVASEP in respect of commercial scale manufacturing services or as an equipment supplier, the engagement of which shall be at CUSTOMER’s sole discretion.

7.2    Any refusal by CUSTOMER to engage NOVASEP in this regard will not adversely affect or otherwise prejudice CUSTOMER’s receipt of services from NOVASEP and NOVASEP’s performance of services and provision of Works as set out in any Work Plans.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

8	Confidentiality

8.1    The Receiving Party shall keep strictly confidential all Confidential Information it receives from or on behalf of the Disclosing Party and shall not disclose the same to a third party without prior written consent of the Disclosing Party.

8.2    The foregoing obligations of confidentiality and the restrictions on use below shall not apply to any portion of the Disclosing Party’s Confidential Information that the Receiving Party can demonstrate by documentary evidence:

(a)    was fully and lawfully already in its possession free of any confidentiality obligation prior to receipt from the Disclosing Party, or

(b)    was wholly in the public domain at the time of receipt from the Disclosing Party and could be obtained without reference to the Confidential Information by any person with no more than reasonable diligence; or

(c)    became part of the public domain through no fault of the Receiving Party, its Affiliates or any of its licensees or sub-contractors (as may be agreed to during the Term by the Disclosing Party pursuant to the terms of this Agreement) and whether directly or indirectly; or

(d)    was lawfully received by the Receiving Party from a third party having a right of further disclosure and who did not, directly or Indirectly, receive such Confidential information from the Disclosing Party; or

(e)    is required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed by the Receiving Party, provided, however, that the Receiving Party gives the Disclosing Party sufficient advance written notice to permit the Disclosing Party to seek a protective order or other similar order with respect to such Confidential Information and thereafter discloses only the minimum Confidential Information required to be disclosed in order to comply.

8.3    Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Information is embraced by general disclosures in the public domain or in the possession of the Receiving Party. In addition, any combination of Confidential information shall not be considered in the public domain or in the possession of the Receiving Party merely because Individual elements there of are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

8.4    Confidential Information of the Disclosing Party shall not be used by the Receiving Party other than for the purpose of this Agreement, the performance of the Works or as otherwise permitted to be used under or in accordance with the terms of this Agreement including under any licenses granted hereunder and those third parties envisaged in Section 6.5 (i) and (ii). The Parties shall only disclose Confidential information to employees, sub-licensees, sub-contractors (who have been pre approved by the Disclosing Party in advance) and/or Affiliates who have a genuine need to access such information in order to fulfil the Parties’ obligations under this Agreement and/or to exercise the Party’s rights under this Agreement. Where any Confidential Information may be sub licensed by a Party such Confidential information may be disclosed to such sub licensee and any potential sublicenses or to any Permitted Sub-contractors (who have been pre-approved by the Disclosing Party in advance) subject to confidentiality obligations no less onerous than those herein.

8.5    The Receiving Party agrees that, at the other Party’s request; or upon expiration or termination of this Agreement (whatever the reason), the Receiving Party shall forthwith return to the other Party any and all parts of the Disclosing Party’s Confidential information provided in documentary form and will return, destroy or permanently delete (at the Disclosing Party’s election) any copies or other tangible embodiments thereof made by the Receiving Party; except for one copy that may be retained in a secure file for compliance purposes only.

8.6    For the purposes of this Section 8, the CUSTOMER Foreground IPR shall be treated as Confidential Information of CUSTOMER and the NOVASEP Foreground IPR shall be treated as Confidential Information of NOVASEP.

8.7    Neither Party shall, without the prior written consent of the other Party, disclose to any third party the terms of this Agreement (including any Work Plan), which shall be treated as Confidential Information, save that the Receiving Party may under obligations of confidentiality disdose this Agreement and relevant contents to its employees, directors, shareholders, Investors, and any potential Investors, sublicenses or shareholders and/or any of their professional advisors on a ‘need to know’ basis.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

8.8    The Receiving Party will ensure the proper and secure storage of all of the Disclosing Party’s Confidential Information applying standards of care reasonably expected and no less stringent than standards applied to protection of the Recipient Party’s own Confidential Information.

8.9    Other than the limited and restricted rights of use set out in this Section 8 or under any licences granted elsewhere in this Agreement, nothing in this Agreement intends to or has the effect of granting any right, title, licence or interest in or to the Receiving Party in respect of the Disclosing Party’s Confidential Information.

8.10    These obligations of confidentiality and non-use are valid during the period of this Agreement and for a period of [**] years after its termination Each Party agrees to indemnify the other from any loss suffered as a result of the violation of the provisions in this Section 8.

9	Fees and expanses

9.1    CUSTOMER shall pay NOVASEP all sums specified in a Work Plan together with any agreed Variable Costs property incurred in accordance with Section 2.25 of this Agreement. Unless otherwise agreed, all Prices and Variable Costs (where applicable and agreed) are lump sum amounts and are inclusive of taxes, duties, levles, Value Added Tax, other fees of whatever nature imposed by or under the authority of any government or public authority and all other costs and expenses (including, without limitation, raw materials, duties or charges for transportation, insurance shipping, storage and custom clearance of the Product and the deliverables) that NOVASEP incurs to perform the Works which CUSTOMER agrees to pay in addition to the price for the Works as set out in the Work Plan, Such prices based on delivery being FCA NOVASEP’s plant (Incoterms 2010 of the ICC). All down-payments made by CUSTOMER will be off-set against the applicable Price for the Works in case NOVASEP wishes to deliver to CUSTOMER any quantity of Product above foreseen or required quantities, as indicated in a Work Plan, CUSTOMER may accept Delivery of such greater quantity of Product but at no additional cost to CUSTOMER beyond the Price unless otherwise agreed between the Parties in writing.

9.2    CUSTOMER shall obtain at its own expense any export and import license or other official authorization and carry out all customs formalities necessary for the exportation and/or importation of the deliverables and NOVASEP shall assist CUSTOMER to the extent reasonable in applying for and obtaining such licenses, authorizations or formalities.

9.3    Subject to Section 2.13, NOVASEP shall issue invoices to CUSTOMER in Euros in respect of the Price in accordance with the terms of this Agreement and the amount and invoicing schedule set out in the relevant Work Plan and, in the absence of any such schedule or conflicting provision herein, within thirty (30) days following completion of the relevant Works for which any invoice is issued in accordance with Section 2.2 CUSTOMER will not be liable for the payment of any fees, charges and expenses not set out in a Work Plan or, agreed between the Parties in writing before being incurred.

9.4    All invoices issued in accordance with Section 9.3 that are not the subject of any bona fide dispute or query or subject to Section 9.5 shall be paid in full within thirty (30) days of the data the invoice is received by CUSTOMER. NOVASEP will be entitled, at its discretion to charge CUSTOMER a maximum interest at an annual rate of [**] above Bank of England base rate in respect of any late payment of outstanding sums duo in respect of work agreed by both Parties as being completed and satisfactory.

9.5    If CUSTOMER serves a Defect Notice or otherwise rejects any delivery of product, CUSTOMER shall not be required to pay any invoice with respect thereto until the later of (i) thirty (30) days after such Product is finally determined not to be Defective Product: or (ii) thirty (30) days after delivery by NOVASEP of replacement Product, as applicable.

9.6    The performance of the Work by NOVASEP may be subject to change in laws and regulations, in particular (but not only) as a result of the application of the European REACH regulation (1907/2006). For any proposed change in legislation which the Parties identify as likely to have a potential impact on costs for NOVASEP in respect of its manufacture of the Product (and not in respect of any other products or any other work NOVASEP may be undertaking in respect of any other party), the Project Team and/or Steering Group (as applicable) will discuss how the Parties can mitigate the risk of increased costs in advance of any such change to legistation coming into force Provided that the Parties comply with the terms of this Section 9 and that increased costs for NOVASEP arise exclusively as result of the Work (and not any work Undertaken for or on behalf of any third party), any such reasonable costs which have been pre-approved by COSTUMER will be borne by CUSTOMER.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

9.7    All payments to NOVASEP pursuant to this Agreement shall, unless specified otherwise in a Work Plan or varied by written notice to CUSTOMER prior to CUSTOMER’s receipt of an invoice under this Section 9, be made by bank transfer to the following bank account;

HENOGEN S.A

rue des Professeurs Jeener at Brachet 12

6041 Gosselles

Belgium

TVA [**]

Bank name [**]

IBAN [**]

BIC/SWIFT [**]

10	Term end Termination

10.1    This Agreement shall commence on the Effective Date, and shall continue (subject to earlier termination in accordance with this Agreement) in accordance with the time frame set forth in each Work Plan, and expire when the last of the Works is completed, unless otherwise agreed between the Parties (the “Term”)

10.2    Either Party (the “Non Defaulting Party”) may terminate this Agreement before expiry of the Term with immediate effect upon prior written notice to the other Party (the “Defaulting Party”) if:

(a)

the Defaulting Party is in material breach of this Agreement (including any of its obligations under a Work Plan) provided that such breach (where capable of remedy) has not been remedied within [**] of receipt of written notice from the terminating Party specifying the breach;

(b)

the Defaulting Party is (a) generally unable to pay its debts as they become due; or (ii) has an administrator appointed or administration order made against it or an order for winding-up or dissolution made (otherwise than in the course of a bona fide reorganization previously approved in writing by the Non Defaulting Party) or liquidator appointed and such step is not withdrawn within 30 days; or

(c)	any permit or regulatory license is permanently revoked preventing the performance of the services or completion of the Works by the Defaulting Party.

10.3    CUSTOMER may terminate this Agreement before expiry of the Term with immediate effect upon prior written notice to NOVASEP in the event of a change of control of NOVASEP or any Affiliate controlling it (control having the meaning set out in the definition of Affiliate) whereby NOVASEP or such controlling Affiliate becomes controlled by a Competitor of CUSTOMER.

10.4    In addition to this, CUSTOMER may terminate this Agreement or any element of the Works or a Work Plan for any reason with a prior written notice of at [**] detailing which (or all) of the Works, a Work Plan are to be terminated or this Agreement in its entirety subject to the provisions of Section 11.2 of this Agreement.

11	Effect of Termination

11.1    On the termination or expiration of this Agreement CUSTOMER shall in accordance with this Agreement pay NOVASEP for all unpaid fees and expenses accrued in accordance with the terms of this Agreement up to the date of termination or expiration Each Party shall promptly return all Confidential information of the other Party, save that:

(a)    Both parties may retain one (1) copy for the purpose of monitoring its confidentiality undertaking as defined in this Agreement, and

(b)    CUSTOMER may retain one (1) copy of [**] and

(c)    NOVASEP may retain one (1) copy of [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Within [**] of the termination or expiration of this Agreement NOVASEP shall deliver to CUSTOMER all CUSTOMER Equipment under the conditions provided for in Section 2.4, any remaining quantity of Customer Materials and/or Product already manufactured by or on behalf of NOVASEP and paid for by CUSTOMER.

11.2    If the Agreement has been terminated by CUSTOMER for convenience in accordance with Section 10.4 above, CUSTOMER shall pay NOVASEP for [**]

11.3    The provisions of Sections [**] will survive expiry or termination of this Agreement.

12	Liability

12.1    Each Party shall indemnify the other and hold the other harmless from and against any and all liability for death, illness or injury to any third party or for loss or damage to any third party’s property and against all claims, demands, proceedings and causes of action (collectively, the “Liabilities”) resulting directly or indirectly therefrom and arising out of a third party claim (a “Claim”) arising from each Party’s activities in the performance of the Work and/or arising out of any negligent or wrongful act or default on the part of the Party or its employees in the performance of or in compliance with any of their obligations under this Agreement, except as and to the extent any such Liabilities arise out of or results of the other Party’s activities. In the performance of the Work and/or arising out of any negligent or wrongful act or default on the part of the other Party or its employees in the performance of or in compliance with any of their obligations under this Agreement.

12.2    Additionally, CUSTOMER shall indemnify and hold NOVASEP, its Affiliates, and their respective directors, officers, employees and agents harmless from and against all Liabilities resulting directly or indirectly therefrom and arising out of a Claim arising out of, resulting from or related to activities performed by CUSTOMER in connection with the Drug Product and/or the Drug Substance, save to the extent any Liabilities and Claims arise from or are caused by any breach by NOVASEP of this Agreement or are the subject of NOVASEP’s obligations to indemnify CUSTOMER pursuant to Section 12.1 above.

12.3    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSSES OF PROFITS). WHETHER IN CONTRACT OR IN TORT, UNDER INDEMNITY, OR OTHERWISE ARISING OUT OF ANY TERMS OR CONDITIONS IN THIS AGREEMENT OR WITH RESPECT TO THE PERFORMANCE THERETO, EXCEPT IN CASE OF GROSS NEGLIGENCE OR WILFUL MISCONDUCT, OR MISUSE BY OR ON BEHALF OF A PARTY OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OTHER THAN WHEN NOVASEP IS ACTING IN ACCORDANCE WITH THE INSTRUCTIONS OF CUSTOMER BUT SUBJECT TO NOVASEP NOTIFYING CUSTOMER OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OF WHICH NOVASEP MAY OR SHOULD BE AWARE USING REASONABLE ENDEAVOURS AND/OR WHICH MAY IMPACT ON SUCH INSTRUCTIONS, OR USING CUSTOMER BACKGROUND DATA, CUSTOMER PRE-EXISTING IPR OR CUSTOMER FOREGROUND IPR.

12.4    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE LIABILITY OF NOVASEP ARISING OUT OF ANY TERMS OR CONDITIONS IN THIS AGREEMENT OR WITH RESPECT TO THE PERFORMANCE THERETO. BUT EXCLUDING ANY INFRINGEMENT OR MISUSE BY OR ON BEHALF OF NOVASEP OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS IN ITS PERFORMANCE OF THE WORK (OTHER THAN WHEN NOVASEP IS ACTING IN ACCORDANCE WITH THE INSTRUCTIONS OF CUSTOMER BUT SUBJECT TO NOVASEP NOTIFYING CUSTOMER OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OF WHICH NOVASEP MAY OR SHOULD BE AWARE USING REASONABLE ENDEAVOURS AND/OR WHICH MAY IMPACT ON SUCH INSTRUCTIONS, OR USING CUSTOMER BACKGROUND DATA, CUSTOMER PRE-EXISTING IPR OR CUSTOMER FOREGROUND IPR). SHALL BE LIMITED TO [**]

13	Applicable Law – Dispute Resolution

13.1    This Agreement shall be entirely and exclusively interpreted and enforced in accordance with the laws of England.

13.2    In case of disputes between the Parties arising from the enforcement and/or the interpretation of the Agreement, the Parties shall try to settle amicably rapidity such dispute by the Steering Group, and falling that by discussions between the CEO of each

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Party. It is expressly agreed between the Parties that If no settlement can be found between them within a reasonable period of time, and in any case no later than two (2) months following the receipt by one Party of the written claim of the other Party, any disputes shall be brought in the Courts of England, which shall have exclusive Jurisdiction.

13.3    In case of disputes between the Parties arising from a Work Plan (or either Party’s performance or non-performance of its obligations in respect of a Work Plan), the Parties shall try to settle amicably and rapidly such dispute by the Project Team. Disputes relating to a Work Plan that are not resolved by the Project Team within two (2) weeks of first notification will be escalated for resolution by the Steering Group and, where unsuccessfully resolved by the Steering Group within two (2) weeks of escalation from the Project Team, for discussion between the Chief Executive Officers of each Party Disputes under this Section 13 .3 not resolved amicably by the Chief Executive Officers in writing within one (1) week of the dispute being escalated from the Steering Group will finally be settled by the Courts of England.

13.4    In the event that either Party requires emergency relief in respect of a dispute, either Party shall be entitled to resort to litigation without observing the provisions regarding amicable dispute resolution in Sections 13.2 and 13.3.

14	Force Majeure

14.1    In this Agreement, Force Majeure means in relation to either Party, any circumstances beyond the reasonable control of that Party or rendering the performance by either Party impracticable due to the occurrence of a contingency the occurrence of which was not reasonably foreseeable at the time of contracting.

14.2    The following events arc notably (but not exclusively) considered as events of Force Majeure: war (whether or not declared), revolutions, riot or civil commotion, accident (beyond reasonable control), fire (beyond reasonable control), explosions (beyond reasonable control). Flood (beyond reasonable control), storm, and other exceptional and unexpected events beyond alt reasonable control of either party.

14.3    If any Force Majeure occurs in relation to either Party which affects or may affect the performance of any of its obligations under this Agreement, it shall notify the other Party forthwith as to the nature and extent of the circumstances in question.

14.4    Neither Party shall be deemed to be in breach of this Agreement, or shall be otherwise liable to the other Party, by reason only of any delay in performance, or the non performance of any of its obligations hereunder, to the extent that the delay or non performance is due to any Force Majeure of which it has duly notified the other Party, and the time for performance of that obligation shall be extended accordingly.

14.5    If the performance by either Party of any of its obligations under this Agreement is prevented or delayed by force Majeure for a continuous period in excess of ten (10) working days, the Parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable in the circumstances.

14.6    If the performance by either Party of any of its obligations under this Agreement is prevented of delayed by Force Majeure for ninety (90) days or more, consecutively or cumulatively, in any one (1) year, then the other Party shall in its discretion have the right to terminate this Agreement forthwith upon written notice.

15	General

15.1    This Agreement is binding upon and for the benefit of the undersigned Parties, their successors and assigns. The Parties are not entitled to assign or sub-contract any of their obligations under this Agreement without the other Party’s prior written consent, except as expressly permitted herunder or otherwise in case of subcontracting, transfer or assignment to one of their Affiliates.

15.2    Each party is an independent contractor and neither is the agent of the other. Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture or any kind between the Parties and no Party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way.

15.3    If any provisions of this Agreement shall be held by a court of competent Jurisdiction to be Illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. In such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

15.4    It is understood and agreed between the Parties that no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

15.5    This Agreement, along with its appendices, if any constitute the entire agreement between the Parties with respect to the subject matter hereof, and it is expressly agreed that any and all prior understandings or agreements between the Parties relating to the subject matter of this Agreement, whether oral or written, are automatically cancelled by the execution of this Agreement in the event that any term in this Agreement conflicts with any term in a Work Plan or any Quality Agreement (except in respect of matters concerning cGMP responsibilities and processes, in which case, the terms of any Quality Agreement would prevail), the conflicting term of this Agreement will prevail.

15.6    The terms and conditions set forth in the Agreement and its appendices (including any amendment to a Work Plan) may only be modified in a subsequent writing signed by the Parties.

15.7    All notices to be given under the Agreement shall be in writing in English and left at or sent by first class registered or recorded delivery mail, or fax to the appropriate address shown in Section 15.8 or left at or sent to such other address as the Party concerned may from time to time designate by notice pursuant hereto.

15.8    The Parties’ contact information is:

For NOVASEP:	[**]
CEO HENOGEN SA
12 rue des Professors Jeener et Brachet
B-6041 Charleroi, Belgium
fax [**]

With copy (which shall not constitute notice) to:
NOVASEP HOLDING SAS
Attn [**]
39 rue Saint Jean de Dieu
69007 Lyon, France Fax [**]

For CUSTOMER:	[**]
Freeline Therapeutics,
UCL Royal Free Medical School,
Pond Street, London,
NW3 2QG,
United Kingdom
Email [**]
Fax [**]

15.9    This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement is not effective until each Party has executed at least one (1) counterpart.

Made in two original copies, one for each Party.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Signed by a duly authorized signatory for and on behalf of HENOGEN SA		Signed by a duly authorized signatory for and on behalf of FREELINE THERAPEUTICS LIMITED

Signature:	[**]	Signature:	[**]
Name:	[**]	Name:	[**]
Position:	Chief Executive Officer	Position:	CEO
Date:	11-Oct-2016	Date:	7-Oct-2016

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Part 3:

Work Plans

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Part 4:

Quality Agreement

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Part 5:

Steering Group

CUSTOMER Steering Group Members as at the Effective Date:

1. [**], Freeline Chief Development Officer (Chair)

2. [**], FIX Program Lead

3. [**], Freeline Chief Technology Officer

NOVASEP Steering Group Members as at the Effective Date:

1. [**], CEO of HENOGEN SA

2. [**], Strategic Project Director

3. [**], Strategy and Operations Director

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Part 6:

Customer Pre-existing IP

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Part 7:

Novasep Pre-existing IP

[**]